Exhibit 99.8

Execution Copy

GUARANTY

     This GUARANTY is made as of this 29th day of March, 2002, by Capital Automotive REIT, a real estate investment trust formed under the laws of Maryland (“Guarantor”) to Comerica Bank, as the Agent (“Agent”) for and on behalf of the Lenders (as defined below).

RECITALS

     A.     Pursuant to that certain Capital Automotive L.P. Revolving Credit Agreement dated as of March 29, 2002 (as amended or otherwise modified from time to time, the “Credit Agreement”) by and among Capital Automotive L.P., a Delaware limited partnership (“CALP”) and the Co-Borrowers (as defined therein and collectively with CALP, each a “Borrower” and together the “Borrowers”) which are parties thereto from time to time, the Agent, the financial institutions which are parties thereto from time to time (“Lenders”) and Guarantor, the Lenders have agreed to extend credit to the Borrowers on the terms set forth in the Credit Agreement, with such credit consisting of (i) the Revolving Credit in an aggregate amount, subject to the terms of the Credit Agreement, not to exceed the Revolving Credit Aggregate Commitment, (ii) as part of the Revolving Credit, a facility for the issuance of letter(s) of credit (“Letter(s) of Credit”) for the account of the Account Parties pursuant to Section 3 of the Credit Agreement, and (iii) as part of the Revolving Credit, a Swing Line facility pursuant to Section 2 of the Credit Agreement.

     B.     As a condition to entering into and performing their respective obligations under the Credit Agreement, the Lenders and the Agent have required that Guarantor provide to the Agent, for and on behalf of the Lenders, this Guaranty.

     C.     Guarantor desires to see the success of the Borrowers and furthermore, Guarantor shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Borrowers.

     D.     The business operations of the Borrowers and the Guarantor are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions; and (i) to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and (ii) the proceeds of advances under the Revolving Credit, the Swing Line and other credit facilities extended under the Credit Agreement will directly or indirectly benefit the Borrowers and the Guarantor hereunder, severally and jointly.

     E.     The Agent is acting as agent for the Lenders pursuant to Section 12 of the Credit Agreement.

     NOW, THEREFORE, to induce each of the Lenders to enter into and perform its obligations under the Credit Agreement, Guarantor has executed and delivered this guaranty (as amended and otherwise modified from time to time, this “Guaranty”).

     1.     Definitions Unless otherwise provided herein, all capitalized terms in this Guaranty shall have the meanings specified in the Credit Agreement. As used herein, the term “Lenders” shall include any successors or assigns of the Lenders in accordance with the Credit Agreement and the term “Borrowers” shall include the Borrowers collectively and either or any of them, and the following terms shall have the meanings specified below:

     “Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

     “Consolidated Debt Service Coverage Ratio” shall mean, at the applicable date of determination as specified in Section 5.10, a ratio, the numerator of which is Consolidated EBITDA and the denominator of which is the Debt Service of CARS and its Consolidated Subsidiaries.

     “Consolidated EBITDA” shall mean, as of any date of determination, the sum of Consolidated Net Income for the four (4) preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in computation of such Consolidated Net Income, (i) income taxes for that period, (ii) interest expense for that period and (iii) depreciation and amortization expense for that period, in each case determined in accordance with GAAP.

     “Consolidated Interest Expense” shall mean for any period total cash interest expense (including that attributable to Capitalized Leases) of a Person plus, without duplication, capitalized interest expense, determined on a Consolidated basis in accordance with GAAP.

     “Consolidated Net Income” shall mean the net income (or loss) of Guarantor and its Consolidated Subsidiaries for any period, before deducting any amounts for the minority interests in CALP, determined in accordance with GAAP on a Consolidated basis.

     “Consolidated Net Worth” shall mean, as of any date of determination, the remainder of (a) net book value of all assets of Guarantor and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP plus, to the extent not included in book value, the minority interest in CALP, minus (b) Total Liabilities of Guarantor and its Consolidated Subsidiaries, in each case as reflected on the balance sheet of the Guarantor’s most recent financial statements filed as part of a form 10K or 10Q filed with the Securities Exchange Commission.

     “Consolidated Tangible Net Worth” shall mean, as of any date of determination Consolidated Net Worth on such date plus Consolidated Subordinated Debt minus all intangible assets of Guarantor and its Consolidated Subsidiaries (including, without limit, goodwill, trademarks, trade names, mailing lists, catalogs, bond discount and underwriting expenses, organization expenses, patents, licenses and similarly classified assets) on a Consolidated basis in accordance with GAAP.

     “Debt Service” shall mean, as of any date of determination, a Person’s current portion of the principal amortization of long term debt determined according to GAAP for the succeeding four fiscal quarters, plus Consolidated Interest Expense for the preceding four fiscal quarters, plus scheduled dividends payable during such period by CARS on any preferred stock.

     The occurrence of any of the following events shall constitute an “Event of Default” under this Guaranty:

(a) non-payment of any sum when due hereunder;

(b) default in the observance or performance of any of the conditions, covenants or agreements set forth in Section 5.3(a), 5.5, 5.6, 5.10 through 5.12 and 6.12 hereof;

(c) default in the observance or performance of any of the conditions, covenants or agreements set forth in Section 6 hereof (other than Section 6.12) and the continuance thereof for a period of thirty (30) consecutive days;

(d) default in the observance or performance of any of the conditions, covenants or agreements set forth in Sections 5.1(a) through 5.1(d), and the continuance thereof for a period of five (5) consecutive days after written notice from Agent;

(e) default in the observance or performance of any of the conditions, covenants or agreements set forth in Sections 5.3(b) through 5.3(d), 5.4, and 5.7 through 5.9 and the continuance thereof for a period of thirty (30) consecutive days after Notice, provided that in the case of any such default caused by the act or omission of any Person other than CARS, any Borrowers or any Non-Borrowing Subsidiary (or their respective officers or employees), including any tenant or other third party, which is reasonably susceptible of cure but not within such thirty (30) day period, the applicable period of cure will be extended up to an additional sixty (60) days;

(f) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Guaranty and continuance thereof for a period of thirty (30) consecutive days after written notice from Agent;

(g) the occurrence of any Event of Default under the Credit Agreement; and

(h) any representation or warranty made by Guarantor pursuant to this Guaranty or in any instrument submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

provided, however, that any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Guaranty shall constitute a “Default” hereunder.

     “FFO” shall mean, for any period, Consolidated Net Income for such period, excluding any gains or losses from debt restructurings or from the sale of any property or assets, plus depreciation and amortization for such period, all determined in accordance with GAAP on a Consolidated basis.

     “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof, consistently applied.

     “Majority Banks” shall mean the Majority Revolving Credit Lenders, as defined in the Credit Agreement.

     “Non-Core Property(ies)” shall mean any Property or assets other than (i) Property being leased by CALP or any other Borrower or any Non-Borrowing Subsidiary to a Person engaged in the sale of new or used motor vehicles and related automotive operations (or entity which owns or operates such Person) which is improved and operated by such Person or group of related Persons as part of a franchised new motor vehicle dealership or a used motor vehicle dealership operated by CarMax, Inc. or another operator approved by the Agent and the Majority Banks, and (ii) any ancillary parcels such as storage lots, service buildings and automotive body shops, but only if located in reasonable proximity (determined on a basis comparable to that used by Agent for Eligible Properties under the Credit Agreement) to the primary dealership parcels included in clause (i).

     “Qualifying REIT Subsidiary(ies)” shall mean any wholly-owned Subsidiary of the Guarantor established, in accordance with applicable tax law, to be the managing member or general partner of any Co-Borrower or Non-Borrowing Subsidiary and which holds aggregate ownership interests in any such Co-Borrower or Non-Borrowing Subsidiary of one percent (1%) or less, but which holds no other property or assets.

     “Total Assets” shall mean, as of any applicable date of determination, the total assets of Guarantor, determined on a Consolidated basis in accordance with GAAP.

     “Total Liabilities” shall mean as of any date of determination, the total liabilities (minus any security deposits held by Guarantor, CALP or any of their respective Subsidiaries pursuant to any Lease Agreement), as reflected on the balance sheet of the Guarantor’s most recent financial statements filed as part of a form 10K or 10Q filed with the Securities Exchange Commission, determined according to GAAP.

     2.     Guaranty. Guarantor hereby guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, of all amounts, including, without limitation, principal, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding), and all other liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with all Indebtedness under or in connection with the Credit Agreement or the other Loan Documents, whether such Indebtedness is now existing or hereafter arising including but not limited to:

(a) the aggregate principal amount of all outstanding Advances under the Credit Agreement together with all interest accrued thereon from time to time pursuant to the terms and conditions of the Credit Agreement;

(b) any and all Letter of Credit Agreements executed or to be executed by the Borrowers, individually, or jointly and severally with any other Account Party, from time to time pursuant to the Credit Agreement, and any Letters of Credit issued or to be issued thereunder; and

(c) all extensions, renewals and amendments of or to the Credit Agreement, any Notes (if issued thereunder), or such other Indebtedness, or any replacements or substitutions therefor;

whether on account of principal, interest, reimbursement obligations, fees, indemnities, and reasonable costs and expenses (including without limitation, all reasonable fees and disbursements of counsel to the Agent or any Lender) or otherwise, and Guarantor hereby agrees that if the Borrowers or any one of them shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Credit Agreement, the Letter of Credit Agreements or any of the other Loan Documents (subject, in each case, to any applicable periods of grace or cure), Guarantor will forthwith upon demand pay to the Agent, on behalf of the Lenders, an amount equal to any such amount or cause the Borrowers to do so, and will pay any and all damages that may be incurred or suffered in consequence thereof by the Agent or any of the Lenders and all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the Agent or any of the Lenders in enforcing such covenant, representation or warranty of the Borrowers, and in enforcing the covenants and agreements of this Guaranty.

     3.     Unconditional Character of Guaranty. The obligations of the Guarantor under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit, or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof (provided that any amendment of this Guaranty shall be in accordance with the terms hereof), the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of the Borrowers under the Credit Agreement, or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to the Guarantor. Guarantor hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or any of the other Loan Documents, any right to require a proceeding first against the Borrowers, or against any other guarantor or other party providing collateral, or to exhaust any security for the performance of the obligations of the Borrowers, any protest, presentment, notice or demand whatsoever, and Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released except, subject to Section 7.8 hereof, upon final payment in full of all Indebtedness due and to become due from the Borrowers as and to the extent described above, and only to the extent of any such payment, performance and discharge. Guarantor hereby further covenants that no security now or subsequently held by the Agent or the Lenders for the payment of the Indebtedness of the Borrowers to the Agent or to the Lenders under the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or the other Loan Documents (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of the Agent or the Lenders in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that the Agent and each of the Lenders in their respective sole discretion and without notice to the Guarantor, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.

     Without limiting the generality of the foregoing, the obligations of the Guarantor under this Guaranty, and the rights of the Agent to enforce the same, on behalf of the Lenders by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting any or all of the Borrowers, the Guarantor or any other person including any discharge of, or bar or stay against collecting, all or any of the Indebtedness in or as a result of any such proceeding; (ii) any change in the ownership of any of the capital stock (or other ownership interests) of any or all of the Borrowers or Guarantor, or any other party providing collateral for any Indebtedness of the Borrowers covered by this Guaranty, or any of their respective Affiliates; (iii) the election by the Agent or any Lender, in any bankruptcy proceeding of any person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under Section 363 of the Bankruptcy Code; (v) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person; (vi) the avoidance of any security interest or lien in favor of the Agent or any Lender for any reason; (vii) any action taken by the Agent or any Lender that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.

     Guarantor assumes the risk of keeping itself informed concerning the financial condition of the Borrowers and all other circumstances bearing upon the risk of nonpayment of the Indebtedness of the Borrowers in favor of the Agent and Lenders arising under the Loan Documents. Furthermore, even if Guarantor ceases to be a general partner of Capital Automotive, L.P. or an Affiliate of any Borrower for any reason, Guarantor shall nevertheless, unless otherwise agreed to in writing by Lenders, remain obligated under this Guaranty to the full extent of the liability applicable to Guarantor on the date of such cessation, and the obligation of Guarantor shall remain in full force and effect according to the terms of this Guaranty until the Indebtedness has been irrevocably paid and discharged in full and shall not be subject to revocation, termination, cancellation or release.

     Guarantor hereby waives to the fullest extent possible under applicable law:

     (a)  any defense based upon the doctrine of marshaling of assets or upon an election of remedies by Agent or the Lenders, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

     (b)  any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

     (c)  any duty on the part of Agent or any of the Lenders to disclose to Guarantor any facts Agent or the Lenders may now or hereafter know about the Borrowers, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that it is fully responsible for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing on the risk of non-payment of any Indebtedness hereby guaranteed;

     (d)  any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which Guarantor may have or obtain against the Borrowers, by reason of the existence of this Guaranty, or by reason of the payment by Guarantor of any Indebtedness or the performance of this Guaranty or of any other Loan Documents, until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit under the Credit Agreement or any of the Loan Documents (whether optional or obligatory), or any Letter of Credit, remains outstanding, and any amounts paid to Guarantor on account of any such claim at any time when the obligations of Guarantor under this Guaranty shall not have been fully and finally paid shall be held by Guarantor in trust for Agent and the Lenders, segregated from other funds of Guarantor, and forthwith upon receipt by Guarantor shall be turned over to Agent in the exact form received by Guarantor (duly endorsed to Agent by Guarantor, if required), to be applied to Guarantor=s obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine; and

     (e)  any other event or action (excluding compliance by Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

     Guarantor acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights, to the fullest extent possible under applicable law, as discussed above and that the Agent and the Lenders are relying on this waiver in extending credit to the Borrowers.

     The Agent and each of the Lenders may deal with the Borrowers and any security held by them for the obligations of the Borrowers in the same manner and as freely as if this Guaranty did not exist and the Agent shall be entitled, on behalf of the Lenders, without notice to Guarantor, among other things, to grant to the Borrowers such extension or extensions of time to perform any act or acts as may seem advisable to the Agent (on behalf of the Lenders) at any time and from time to time, and to permit the Borrowers to incur additional indebtedness to the Agent, the Lenders, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantor hereunder. Each Guarantor waives all rights to participate in any security now or hereafter held by the Agent or any Lender.

     The Agent may proceed, either in its own name (on behalf of the Lenders) or in the name of the Guarantor, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantor. Each and every remedy of the Agent and of the Lenders shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

     No waiver or release shall be deemed to have been made by the Agent or any of the Lenders of any of their respective rights hereunder unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and Guarantor involved, and shall in no way impair the rights of the Agent or any of the Lenders or the obligations of the Guarantor under this Guaranty in any other respect at any other time.

     At the option of the Agent, Guarantor may be joined in any action or proceeding commenced by the Agent against the Borrowers or any of the other parties providing collateral for any Indebtedness covered by this Guaranty in connection with or based upon the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or any of the other Loan Documents or other Indebtedness, or any provision thereof, and recovery may be had against Guarantor in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that the Agent or the Lenders first assert, prosecute or exhaust any remedy or claim against the Borrowers and/or any of the other parties providing collateral for any Indebtedness covered by this Guaranty.

     4.     Representations and Warranties. Guarantor (i) represents and warrants with respect to itself, by reference thereto, those matters set forth in sections 6.1, 6.2, 6.4 through 6.15 and 6.19 through 6.21 of the Credit Agreement (as fully as though such representations and warranties were set forth in their entirety in this Guaranty, but referred to Guarantor rather than to the Borrowers), such representations and warranties being deemed to be continuing and surviving until the obligations of Guarantor are released in accordance with Section 7.8 hereof and (ii) represents and warrants, such representations and warranties being deemed to be continuing and surviving until the obligations of the Guarantor are released in accordance with Section 7.8 hereof, as follows:

     (a)  There are no security interest in, Liens, mortgages or other encumbrances on and no financing statements on file with respect to any property or assets of Guarantor, except for Permitted Liens and other Liens disclosed on Schedule 6.2 hereto.

     (b)  Guarantor is organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code (“Code”), Guarantor has met all of the requirements for qualification as a real estate investment trust under the Code for its fiscal year ended December 31, 2001; and Guarantor is in a position to qualify for its current fiscal year as a real estate investment trust under the Code and its proposed methods of operation will enable it to so qualify.

     (c)  Guarantor has no direct Subsidiaries other than CALP and the Qualifying REIT Subsidiaries.

     (d)(i) Subject to the last sentence of this clause (i), each of Guarantor’s financial statements, has, to its knowledge, been prepared in accordance with GAAP and fairly presents in all material respects (subject to year-end adjustments in the case of interim statements) the financial condition of Guarantor and the results of its operations for the periods covered thereby. The projections and pro forma financial information contained in the materials referenced in this clause (i) or otherwise delivered hereunder are based upon good faith estimates and assumptions believed by management of Guarantor to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

     (ii)  Since December 31, 2001 through the Effective Date there has been no material adverse change in the financial condition of Guarantor or its Subsidiaries taken as a whole, in each case except to the extent disclosed in the 10-Q or 10-K (as applicable) report filed by Guarantor, for the most recent fiscal period, as the case may be; to the best knowledge of Guarantor, neither Guarantor nor any of its Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the December 31, 2001 balance sheets, as the case may be, except as set forth on Schedule 4(d)(ii) hereof, and as of the Effective Date, there are no unrealized or anticipated losses from any present commitment of Guarantor or any of its Subsidiaries which contingent obligations and losses in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     5.     Affirmative Covenants. Guarantor covenants and agrees that, until the obligations of Guarantors are released in accordance with Section 7.8 hereof, it shall, and (except with respect to Sections 5.1 and 5.6 hereof) it shall cause its Subsidiaries (other than CALP and CALP’s Subsidiaries) to:

     5.1 Financial Statements and Other Information. Furnish to the Agent (or cause the Borrowers to do so) with sufficient copies for each Lender:

(a) As soon as available and in any event within 90 days following the last day of each fiscal year of the Guarantor, form 10K as prepared by the Guarantor and filed with the Securities and Exchange Commission;

(b) As soon as available and in any event within 45 days following the last day of each of the first three fiscal quarters of the Guarantor form 10Q as prepared by the Guarantor and filed with the Securities and Exchange Commission;

(c) Together with form 10K and 10Q, as the case may be, delivered under Section 5.1(a) and 5.1(b), a Covenant Compliance Certificate;

(d) Together with the form 10K delivered pursuant to Section 5.1(a), annual projections and an annual budget for Guarantor (on a Consolidated basis), in each case in form reasonably acceptable to the Agent and the Lenders; and

(e) Promptly and in form to be reasonably satisfactory to Majority Revolving Credit Lenders, such additional financial and/or other information, or other reports as any Lender may from time to time reasonably request.

     5.2 Payment of Monetary Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material monetary obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.3 Conduct of Business and Maintenance of Existence.

(a) Other than any technical dissolution as a result of the failure to file corporate, annual or other reports with state or federal regulatory bodies on a timely basis (which failure is cured within thirty (30) days from the date on which any Guarantor has Notice thereof), preserve, renew and keep in full force and effect its existence;

(b) Continue to engage in the business of the leasing of retail automotive real estate substantially as now conducted through CALP and CALP’s subsidiaries and businesses compatible with, or complementary to such business (provided that engaging in other businesses to an extent not material to the operation of Guarantor, CALP and its Subsidiaries, taken as a whole, shall not be deemed to violate this Section);

(c) Take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted pursuant to Section 6.5 hereof and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) comply with all Contractual Obligations and Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.4 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in working order and maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate.

     5.5 Inspection of Property; Books and Records, Discussions. Permit Agent and each Lender (if accompanied by Agent), through their authorized attorneys, accountants and representatives to visit all of Guarantor’s offices, examine Guarantor’s books, accounts, records, ledgers and assets and properties of every kind and description wherever located, discuss its financial matters with its officers and independent certified public accountants, and, by this provision, the Guarantor authorizes such accountants to discuss the finances and affairs of Guarantor and its Subsidiaries (provided that the Guarantor is given an opportunity to participate in such discussions) and examine any of its or their books and other partnership or corporate records, as the case may be, in each case at all reasonable times during normal business hours and, unless a Default or Event of Default has occurred and is continuing, the receipt of an oral or written request of Agent or such Lender at least three (3) Business Days prior to such inspection, examination or discussion. Notwithstanding the foregoing, all information furnished to the Agent or the Lenders hereunder shall be subject to the undertaking of the Lenders set forth in Section 13.12 of the Credit Agreement.

     5.6 Notices. Promptly give notice to the Agent of:

(a) the occurrence of any Default or Event of Default under the Guaranty or the Credit Agreement of which Guarantor has knowledge;

(b) any (i) default or event of default under any Contractual Obligation of the Guarantor, CALP or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between the Guarantor, CALP or any Subsidiary and any Governmental Authority or any other third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after the Guarantor knows thereof and to the extent the same could reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any “reportable event” as defined in ERISA with respect to any Pension Plan, or any withdrawal from or the termination, reorganization or insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the Pension Benefit Guaranty Corporation or the Guarantor or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from or the terminating, reorganization or insolvency of any Pension Plan;

(d) any event which could reasonably be expected to have a Material Adverse Effect of which Guarantor has Notice; and

(e) promptly after Guarantor has Notice of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position which could reasonably be expected to have a Material Adverse Effect (or any such tax position taken by Guarantor) setting forth the details of such position and the financial impact thereof.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrowers propose to take with respect thereto.

     5.7 Taxes. Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings and is reserved for, as required by GAAP on its balance sheet, or where the failure to pay any such matter could not reasonably be expected to have a Material Adverse Effect.

     5.8 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by the Guarantor of this Guaranty and by Borrowers, of the Credit Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by Guarantor or any Borrower in connection therewith or herewith, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.9 Compliance with ERISA and ERISA Notices. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply could not have a Material Adverse Effect; and promptly notify Agent upon the occurrence of any of the following events:

(a) the termination of any Pension Plan subject to Subtitle C of Title IV of ERISA;

(b) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

(c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

(d) the failure of Guarantor to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

(e) the withdrawal of Guarantor from any Multiemployer Plan; or

(f) the occurrence of a “reportable event” which is required to be reported by the Guarantor under Section 4043 of ERISA or a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code which in either case is likely to have a Material Adverse Effect.

     5.10 Consolidated Debt Service Coverage Ratio. Maintain as of the last day of any fiscal quarter ending on or after the Effective Date for the period of four consecutive fiscal quarters then ending, a Consolidated Debt Service Coverage Ratio of not less than 1.50 to 1.

     5.11 Maintain Total Liabilities to Consolidated Tangible Net Worth. Maintain as of the end of each fiscal quarter ending on or after the Effective Date, a ratio of Total Liabilities as of such date to Consolidated Tangible Net Worth as of such date of not more than 2.00 to 1.

     5.12 Further Assurances. Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s or the Majority Revolving Credit Lenders’ request, and at the Guarantor’s expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

     6.     Negative Covenants. Guarantor covenants and agrees that, until the obligations of Guarantor are released in accordance with Section 7.8 hereof, it will not and it will not permit any of its Subsidiaries (other than CALP and CALP’s Subsidiaries) to:

     6.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Guarantee Obligations permitted pursuant to Section 6.3 hereof;

(b) any Debt set forth in Schedule 6.1 attached hereto and any nonrecourse Debt;

(c) Intercompany loans permitted (as Investments) under Section 6.7 hereof;

(d) Debt under any Hedging Transactions;

(e) with respect only to the Subsidiaries of Guarantor other than CALP and its Subsidiaries and other than any Qualifying REIT Subsidiary, recourse Debt incurred for the purpose of financing or refinancing the acquisition of Non-Core Property, either directly or indirectly by the acquisition of all of any capital stock, membership interests or other ownership interests in any entity which owns Non-Core Property; and

(f) other unsecured Debt, in an aggregate amount at any time outstanding, not to exceed Five Million Dollars ($5,000,000) less the aggregate amount of unsecured Debt incurred by CALP and the Non-Borrowing Subsidiaries under Section 8.1(e)(iv) of the Credit Agreement provided that, upon the incurrence of the Debt described in clauses (e) and (f) of this Section 6.1 (both before and after giving effect thereto), no Default or Event of Default has occurred and is continuing.

     6.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens in favor of Agent, as security for the Indebtedness;

(c) attachments, judgments and other similar Liens (other than any judgment that is described in clause (i) of Section 9.1(k) of the Credit Agreement and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(d) other Liens, existing on the Effective Date, set forth on Schedule 6.2; and

(e) with respect only to the Subsidiaries of Guarantor other than CALP and its Subsidiaries and any other Qualifying REIT Subsidiary, Liens securing Debt permitted by Section 6.1(e) granted by the primary obligor thereon, but excluding Liens on equity or ownership interests in any Subsidiary.

     6.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation, except for (i) this Guaranty, (ii) its obligations as general partner (but not as a guarantor) for Debt incurred by CALP in compliance with the Credit Agreement, (iii) Guarantee Obligations, existing on the Effective Date, set forth on Schedule 6.3, and (iv) reasonable and customary environmental or non-recourse carve-out indemnities given to a lender in connection with the obtaining of permanent financing by CALP or a Non-Borrowing Subsidiary.

     6.4 Ownership of Property or Assets; Business Activities. Own any property or other assets (excluding leasehold interests in office space leased for its own use and office equipment in each case in the ordinary course), other than Investments permitted under Section 6.7; or engage in any business activity, other than business activities related solely to the holding, operation and disposition of any Non-Core Property, except through CALP or, indirectly, through one or more of CALP’s Subsidiaries.

     6.5 Limitation on Fundamental Changes, Mergers, or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or make any material change in its capital structure (provided, however, that the authorization, issuance and sale of additional common and preferred stock shall not be considered to effect a material change in capital structure) or its present method conducting business, except:

(a) the sale or disposition of Permitted Investments and other cash equivalents for fair market value and in the ordinary course;

(b) the sale or disposition of any Non-Core Property (or the stock of any Subsidiary which holds, as its only asset, Non-Core Property) sold or transferred for fair market value, provided that (i) both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (ii) the aggregate amount of such sales (valued at the time of such sales) concluded from and after the Effective Date shall not exceed $100,000,000, less the aggregate amount of such sales by CALP and its Subsidiaries under Section 8.4(b) of the Credit Agreement; and

(c) mergers or consolidations between any Subsidiary or other Person (excluding CALP, the Co-Borrowers and the Non-Borrowing Subsidiaries) and Guarantor, so long as Guarantor shall be the surviving entity provided that in the case of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

     6.6 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any membership interests, partnership interests or any shares of any class of its capital stock or other ownership interests, as applicable, other than stock dividends or the issuance or awarding of phantom stock, stock appreciation rights, stock options or similar non-cash distributions of other ownership interests (collectively, “Distributions”), or purchase, redeem or otherwise acquire for value (i) any membership interests, partnership interests or any shares of its capital stock, as applicable, or (ii) any warrants, rights or options to acquire such shares, partnership interests or membership interests, now or hereafter outstanding, except in any case:

(a) any Subisidary (other than CALP and CALP’s Subsidiaries) may make Distributions to Guarantor or to another Subsidiary of Guarantor which is its parent entity;

(b) so long as no Event of Default has occurred and is continuing, both before and after giving effect thereto, Guarantor may make quarterly Distributions to its shareholders in an aggregate amount, for all such Distributions, not to exceed 90% of FFO for the immediately preceding quarter, provided that such Distributions are made pro rata to such parties (based on their respective ownership interests and taking into account the interests of the unitholders of CALP in determining the maximum Distributions payable to such shareholders, treating such unitholders, solely for purposes of such Distribution, as though they were shareholders of Guarantor);

(c) so long as no Default or Event of Default has occurred and is continuing, both before and after giving effect thereto, Guarantor may make Distributions to fund stock buybacks in an aggregate amount not to exceed six and one-half percent (6.5%) of Consolidated Net Worth for all such Distributions from and after the Effective Date, determined in the case of each such Distribution on the applicable date of such Distribution;

(d) with respect to Guarantor only, redemptions of the interests of the unitholders of CALP, for cash or in exchange for additional shares of stock in Guarantor issued by Guarantor to such unitholders upon surrender of such units; and

(e) so long as no Default or Event of Default has occurred and is continuing, both before and after giving effect thereto, Guarantor may make cash Distributions in the amounts required from time to time under the Equity Incentive Plan in respect of any stock options, phantom stock, stock appreciation rights or other non-cash ownership interests granted thereunder.

     6.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities, of or any assets constituting a business unit of, or make any other Investment in, any Person (it being acknowledged that any Distribution permitted under Section 6.6 hereof shall not be considered an Investment under this Section 6.7), except:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 6.7 hereto;

(c) (i) extensions of trade credit in the ordinary course of business, (ii) Debt under any Hedging Transaction, to the extent considered as an Investment hereunder and (iii) intercompany loans to CALP;

(d) Guarantor’s ownership interest in CALP existing on the Effective Date, and Investments made after the Effective Date in CALP for the purpose of funding Investments or other activities to be made or conducted, as the case may be, by CALP in compliance with the Credit Agreement, provided that, at the time of each such Investment by Guarantor, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(e) Guarantor’s Investments in its other direct Subsidiaries (other than CALP and any Qualifying REIT Subsidiary) permitted hereunder for the purpose of funding activities to be conducted by such Subsidiaries in compliance with this Guaranty provided that (i) at the time of each such Investment by Guarantor, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (ii) concurrently with the initial

Investment in such Subsidiary, such Subsidiary executes and deliveries to Agent for the benefit of the Banks, a guaranty on substantially the terms and conditions of this Guaranty and otherwise in form and substance, and supported by corporate authority documents and legal opinions, satisfactory to Agent and the Majority Banks, and (iii) the aggregate amount of such Investments from and after the Effective Date (determined as of the date of each such Investment) shall not exceed $40,000,000.

(f) Guarantor’s initial capital contribution to any Qualifying REIT Subsidiary, to the extent such capital contribution is required under applicable law;

(g) Advances or distributions, whether cash or non-cash, under the Equity Incentive Plan, but only to the extent permitted under Section 6.6 hereof; and

(h) Other Investments existing on or after the Effective Date to or in any Person (in addition to those Investments otherwise permitted under this Section 6.7), provided that (i) at the time any such Investment is made, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) any such Investment would not violate any of the applicable limitations or restrictions governing real estate investment trusts under the Internal Revenue Code or cause Guarantor to lose its REIT status and (iii) such Investments do not exceed, in the aggregate, $25,000,000, less the aggregate amount of Investments made by CALP under Section 8.6(f) of the Credit Agreement.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 6.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

     6.8 Capital Expenditures. Make or commit to make, by way of the acquisition of securities of a Person or otherwise, any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding office equipment in the ordinary course and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations), except for Capital Expenditures after the Effective Date, the amount of which shall not exceed $10,000,000, less the aggregate amount of Capital Expenditures made by CALP and the Non-Borrowing Subsidiaries after such date.

     6.9 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate or any Subsidiary unless such transaction is otherwise permitted under this Agreement or is in the ordinary course of Guarantor’s or such Subsidiary’s business and is upon fair and reasonable terms no less favorable to the Guarantor or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not a Subsidiary.

     6.10 Limitation on Negative Pledge Clauses. Except for any agreements, documents or instruments pursuant to which Permitted Liens or other Liens not prohibited by the terms of this Agreement are created or arise (limited however to the property or asset encumbered by such Lien)

and customary anti-assignment provisions contained in leases entered into by any such Person (as lessee) in the ordinary course of its business, enter into, or allow to exist, any agreement, document or instrument which would restrict or prevent Guarantor from granting Agent on behalf of Lenders liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens.

     6.11 Limitation on Subsidiaries. Create, establish or maintain any direct Subsidiaries, other than CALP, any Qualifying REIT Subsidiaries, and any other Subsidiaries established and operated in compliance with Sections 6.4, 6.7 and the other terms and conditions hereof.

     6.12 Maintain Non-Core Property Percentage. Allow the aggregate value of Non-Core Properties owned by Guarantor or any of its Subsidiaries (determined on the basis of GAAP) to exceed, at any time, the greater of (i) One Hundred Twenty Five Million Dollars and (ii) twelve and one-half percent (12.5%) of Total Assets, as of the applicable date of determination.

     6.13 Limitation on Use of Proceeds. Use any portion of the proceeds of any Advances or Letters of Credit obtained by the Borrowers under the Credit Agreement for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of (x) any applicable statute or regulation or (y) the terms and conditions of this Guaranty.

     6.14 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to its constitutional documents or to the Equity Incentive Plan or [Other Documents], except to the extent that any such amendment (i) does not violate the terms and conditions of this Guaranty, the Credit Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors under this Guaranty or the Credit Agreement, the other Loan Documents or any other document or instrument in any respect, (iii) could not reasonably be expected to have a Material Adverse Effect, and (iv) in the case of the Equity Incentive Plan, does not materially increase the amount or frequency of payment of any cash benefit payable under such plan.

     7.     Miscellaneous.

     7.1 Governing Law. This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan.

     7.2 Severability. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

     7.3 Notice. All notices or other communications to be made or given pursuant to this Guaranty shall be sufficient if made or given as provided in Section 13.7 of the Credit Agreement; or at such other addresses as directed by any of such parties to the others, as applicable, in compliance with this paragraph.

     7.4 Right of Offset. Guarantor acknowledges the rights of the Agent and of each of the Lenders, subject to the applicable terms and conditions of the Credit Agreement, to offset against the Indebtedness of any Guarantor to the Lenders under this Guaranty, any amount owing by the Agent or the Lenders, or either or any of them to Guarantor, whether represented by any deposit of Guarantor with the Agent or any of the Lenders or otherwise.

     7.5 Right to Cure. Guarantor shall have the right to cure any Event of Default under the Credit Agreement or the other Loan Documents with respect to obligations of the Borrowers thereunder; provided that such cure is effected within the applicable grace period or period for cure thereunder, if any; and provided further that such cure can be effected in compliance with the Credit Agreement. Except to the extent of payments of principal, interest and/or other sums actually received by the Agent or the Lenders pursuant to such cure, the exercise of such right to cure by any Guarantor shall not reduce or otherwise affect the liability of any other Guarantor under this Guaranty. Notwithstanding the foregoing, neither the Agent nor any Lender is under any obligation to provide any Guarantor with notice of a default.

     7.6 Amendments. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Credit Agreement.

     7.7 Joint and Several Obligation, etc. The obligation of Guarantor under this Guaranty shall be several and also joint with any other guarantor, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantor or guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other guarantors shall be in no way affected thereby. The Agent, on behalf of Lenders, may fail or elect not to prove a claim against any bankrupt or insolvent guarantor and thereafter, the Agent and the Lenders may, without notice to any guarantors, extend or renew any part or all of any Indebtedness of the Borrowers under the Credit Agreement, and may permit any such Person to incur additional Indebtedness, without affecting in any manner the unconditional obligation of the guarantors. Such action shall not affect any right of contribution among the guarantors.

     7.8 Release. Upon the satisfaction of the obligations of the Guarantor hereunder, and when Guarantor is no longer subject to any obligation hereunder or under any of the Loan Documents, the Agent shall deliver to Guarantor, upon written request therefor, (i) a written release of this Guaranty and (ii) appropriate discharges of any collateral provided by the Guarantor for this Guaranty; provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by the Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal or law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantor as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by the Agent or the Lenders, and whether or not the Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against the Agent or the Lenders, or any of them, relating to any claim or loss or damage to property, injuries to or death of persons, contamination or adverse effects on the environment or any violation of any applicable Hazardous Materials Laws caused by or in any way related to any property mortgaged or pledged to the Agent on behalf of the Lenders by any Guarantor, the Borrowers, or any other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by the Agent or any Lender of any such property, in lieu of foreclosure or otherwise, due to the act or omission of the Agent or such Lenders, or any person other than the Borrowers, the Subsidiaries, the Guarantor, or Affiliates of the Borrowers or the Subsidiaries or Guarantor), and this Guaranty shall thereafter be enforceable against the Guarantor to the extent of all such liabilities, costs and expenses (including reasonable attorneys= fees) incurred by the Agent or Lenders as the direct or indirect result of any such environmental condition but only for which the Borrowers are obligated to the Agent and the Lenders pursuant to the Credit Agreement.

     7.9 Consent to Jurisdiction. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal court or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States federal court or Michigan state court. Guarantor irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantor at its address specified in the signature pages hereto in the manner set forth Section 5.3 hereof.

     7.10 JURY TRIAL WAIVER. GUARANTOR (AND THE AGENT AND EACH OF THE LENDERS BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY AGREES TO WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS IN WHICH THE AGENT OR THE LENDERS (OR ANY OF THEM), ON ONE HAND, AND GUARANTOR, ON THE OTHER HAND, ARE PARTIES, WHETHER OR NOT SUCH ACTIONS OR PROCEEDINGS ARISE OUT OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR OTHERWISE.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

     IN WITNESS WHEREOF, the undersigned Guarantor has executed and delivered this Guaranty as of the date first above written.

CAPITAL AUTOMOTIVE REIT

By: /s/ Peter C. Staaf

Its: Senior Vice President and Treasurer

Address:

1420 Spring Hill Road, Suite 525 McLean, VA 22012

[Exhibits and Schedules Intentionally Omitted]